AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (the “Agreement”) is entered into as of January 23, 2006, by and among ADAMS GOLF, INC., a Delaware corporation; ADAMS GOLF HOLDING CORP, a Delaware corporation; ADAMS GOLF GP CORP, a Delaware corporation; ADAMS GOLF, LTD., a Texas limited partnership; ADAMS GOLF IP, LP, a Delaware limited partnership; and ADAMS GOLF MANAGEMENT CORP, a Delaware corporation (the “Borrowers”), whose address is 2801 E. Plano Parkway, Plano, Texas, 75074 and BANK OF TEXAS, N.A. (“Lender”) whose address is 5956 Sherry Lane, Suite 1100, Dallas, Texas 75225.

RECITALS:

WHEREAS, heretofore on February 13, 2004, Borrowers and Lender entered into that certain Credit Agreement, as amended by (a) First Amendment to Credit Agreement and Promissory Note dated as of February 10, 2005, among the Borrowers and Lender and (b) Second Amendment to Credit Agreement dated as of April 13, 2005, among Borrowers and Lender (said credit agreement as so amended is herein called the “Existing Credit Agreement”); and

WHEREAS, Borrower has requested additional extensions of credit and certain amendments to the Existing Credit Agreement, and Lender, subject to the terms hereof, has agreed to the same;

NOW, THEREFORE, in consideration to the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties to this Agreement, the Borrowers and the Lender hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety to hereafter read as follows:

ARTICLE 1. DEFINED TERMS.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrowers or any of its Subsidiaries or Affiliates.

“Authorization Documents” means, as to any Person which is not an individual, all appropriate evidences of the authority of such Person to execute, deliver and perform the Loan Documents to which it is a party, including, without limitation, as to any such Person which is a corporation, resolutions of its Board of Directors certified by its secretary or an assistant secretary, and a Certificate of Incumbency certified by its secretary or an assistant secretary certifying the names of the officers of such Person authorized to sign the Loan Documents to which it is a party.

“Authorized Officer” means, (a) with respect to the Corporate Borrowers, the President, Vice President, or Chief Financial Officer of each such respective Corporate Borrower and (b) with respect to the Partnership Borrowers, the President, Vice President, or Chief Financial Officer of the general partner of the Partnership Borrowers, in each case as designated in writing to Lender.

“Business Day” means a day (other than Saturday, Sunday or a legal holiday) on which commercial banks are open for business in Dallas, Texas.

“Capital Lease Obligation” means the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Capital Expenditure” means any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

“Cash Flow Leverage Ratio” means, in respect of a Person and for any period of determination, the ratio of (a) Funded Debt as of the period of determination to (b) EBITDA minus the sum of (i) cash taxes and (ii) distributions on a trailing twelve (12) month period from the period of determination.

“Charter Documents” means, as to any Person which is not an individual, as applicable, its articles/certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements evidencing the existence, good standing, governance and authority of such Person together with appropriate certificates of the appropriate governmental officials of the state of incorporation or formation of such Person as to the existence and good standing of such Person.

“Closing Date” means, the date upon which all of the conditions precedent set forth in Article 7 hereof have been performed by Borrowers to Lender’s satisfaction.

“Closing Documents” means a collective reference to (i) the Charter Documents and Authorization Documents of Borrowers, certified as of a Current Date; (ii) the Loan Documents, dated as of the Closing Date and executed and delivered by the appropriate Person; (iii) the Initial Borrowing Base Report certified by the Borrowers, as of a Current Date, and (iv) the Request for Loan executed by Borrowers.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lender or which, under the terms of any Loan Documents, is or is purported to be encumbered by any Lien in favor of Lender or subject to any Lien in favor of Lender.

“Commitment” means the obligation of Lender to make the Loans to Borrowers pursuant to Section 2.1 up to an aggregate principal amount at any time outstanding of $10,000,000.00.

“Corporate Borrowers” means Adams Golf, Inc., Adams Golf Holding Corp, Adams Golf GP Corp, and Adams Golf Management Corp.

“Current Date” means a date which is within five (5) calendar days prior to the Closing Date.

“Current Maturities of Long-Term Indebtedness” means, in respect of a Person and as of any applicable date of determination thereof, that portion of Long-Term Indebtedness that should be classified as current in accordance with GAAP.

“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation under any so-called “synthetic leases”, (k) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means any of the events or conditions specified in Section 6.1, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

“Default Interest Rate” has the meaning assigned to it in the Note.

“EBITDA” means an amount equal to Net Income plus the sum of taxes, Interest Expense, depreciation and amortization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“Event of Default” means any of the events or conditions specified in Section 6.1 provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Fixed Charge Coverage Ratio” means, in respect of a Person and for any period of determination, the ratio, computed on a trailing twelve (12) month period, of (a) EBITDA less the sum of (i) all unfinanced Capital Expenditures (ii) dividends and distributions paid and (iii) cash taxes paid (without benefit of any refunds), divided by (b) the sum of (i) Current Maturities of Long-Term Indebtedness (ii) Capital Lease Obligations, and (iii) Interest Expense (excluding capitalized interest).

“Funded Debt” means Debt described in clauses (a), (b), (d), (g), (i), and (j) of the definition of “Debt”.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements and pronouncements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question; provided, however, for purposes of determining compliance with any covenant set forth in Article 4 of this Agreement, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Initial Financial Statements. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Inactive Subsidiaries” has the meaning assigned that term in Section 3.22 hereof.

“Indebtedness” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of Borrowers to Lender, whether direct or indirect, absolute or contingent, due or to because due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to Lender that are required to be paid by Borrowers pursuant hereto) or otherwise.

“Interest Expense” means, in respect of a Person and for any period, the interest expense of such Person for such period determined in accordance with GAAP.

“Law” means any law, regulation, rule, order, decree, license or permit, domestic or foreign.

“Lien” means any lien, mortgage, security interest, pledge, deposit, rights of vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise.

“Loan Documents” means this Agreement, the Note, the Security Instruments, and all other certificates, documents and agreements executed in connection with this Agreement.

“Loans” means the loans made by Lender to Borrowers pursuant to Section 2.1.

“Long-Term Indebtedness” means, in respect of a Person and as of any applicable date of determination thereof, all Debt which should be classified as “funded indebtedness” or “long-term indebtedness” on a balance sheet of such Person as of such date in accordance with GAAP and Long-Term Indebtedness includes Capital Lease Obligations.

“Material Adverse Effect” means any set of circumstances or events which (a) is or could reasonably be expected to be material and adverse to the business, condition (financial or otherwise), operations, Property, assets, operations, prospects or profits of Borrowers, (b) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any of the Loan Documents or any of the transactions contemplated by the Loan Documents, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrowers to pay the Indebtedness or to perform their respective obligations under any of the Loan Documents, (d) impairs or could reasonably be expected to impair the ability of Lender to enforce its legal rights and remedies under any of the Loan Documents, or (e) impairs or could reasonably be expected to impair the priority of the Liens under any Loan Document or the value of the Collateral.

“Maximum Rate” means the maximum lawful rate of interest permitted by applicable usury laws now or hereafter enacted which interest rate shall change when and as said laws change, to the extent permitted by said laws, effective on the day such change in said laws becomes effective, provided, however, that the term “Maximum Rate” means a rate equal to three (3) percentage points above the Prime Rate as it varies if there is no Maximum Rate.

“Net Income” means, for any period, the net income or net loss for such period of any Person, determined in accordance with GAAP; provided, however, there shall be excluded (a) any write-up of the value of any asset and (b) any non-cash items.

“Note” has the meaning assigned that term in Section 2.1.

“Partnership Borrowers” means Adams Golf, Ltd. and Adams Golf IP, LP.

“Permitted Liens” means (a) Liens in favor of Lender, (b) Liens for taxes, assessments and other governmental charges arising by law in the ordinary course of business for sums which are not yet due and payable, (c) Liens of mechanics, materialmen, warehousemen and other like Persons arising by law in the ordinary course of business for sums which are not yet due and payable, (d) Liens, not delinquent, created by statute in connection with worker’s compensation, unemployment insurance and social security obligations, (e) encumbrances consisting of minor easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered or materially impair the ability of any Borrower to use the assets in its business, and (f) liens held by Tom Watson on the liquidated net assets including the inventory, accounts and account receivables of Adams Golf, Inc., and Adams Golf, Ltd., to the extent such liens have been subordinated to the liens held by Lender.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Person” means an individual, corporation, partnership, association, joint stock company, trust, estate, unincorporated organization or joint venture, or a court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Plan” means any employee benefit or other plan established or maintained by Borrowers and which is covered by Title IV of ERISA.

“Prime Rate” has the meaning set forth in the Note.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” means any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Security Instruments” has the meaning assigned to that term in Section 7.1.

“Stock” means all shares, options, interests, participations or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures, and all agreements, instruments, and documents convertible, in whole or in part, into any one or more of all of the foregoing.

“Subsidiary” means any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by a Borrower and/or one or more of its Subsidiaries.

“Termination Date” means January 23, 2009, unless sooner terminated pursuant to Section 6.2.

“UCC” means the Uniform Commercial Code, as enacted and in effect in the State of Texas.

ARTICLE 2. AMOUNT AND TERMS OF CREDIT.

2.1 The Commitment. Subject to, and upon the terms, conditions, covenants and agreements contained in this Agreement, Lender agrees to make Loans to Borrowers from time to time for a period from and after the date of this Agreement up to but not including the Termination Date in such amounts as Borrowers may request up to but not exceeding an aggregate principal sum at any time outstanding equal to the Commitment. Within such limits and during such period, Borrowers may borrow, repay, and re-borrow under this Agreement. To evidence the Loans, Borrowers will issue, execute and deliver an amended and restated promissory note (such note together with any and all renewals, extensions and/or rearrangements thereof is called the “Note”) dated as of the date of this Agreement in the principal amount of the Commitment and payable to the order of Lender on the Termination Date, and otherwise being in form and substance satisfactory to Lender. Unpaid principal of, and accrued interest on, the Loans shall be paid in accordance with the terms of the Note. Interest on the Loans shall accrue at the rates provided in Section 2.2.

2.2 Interest Rate. The unpaid principal amount of the Note shall, subject to the following sentence, bear interest as provided in the Note. If at any time the rate of interest specified in the Note would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Rate.

2.3 Request for Loans. Each Loan shall be made on the same Business Day as written notice in the form of the “Request for Loan” attached to this Agreement as Exhibit “A” duly completed and executed by an Authorized Officer of each Borrower is received by Lender if received by 12:00 p.m. (Dallas, Texas time) and on the next Business Day if received by Lender after 12:00 p.m. (Dallas, Texas time). If all conditions precedent to the Loan have been met, Lender will, on the date requested, make the Loan available to Borrowers by depositing the proceeds thereof into an account maintained at Lender as directed by Borrowers.

2.4 Mandatory Prepayments. If the unpaid principal balance of the Loans exceeds the Commitment, Borrowers shall immediately prepay the principal of the Loans in an amount at least equal to the excess. Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid under this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of the payment.

2.5 Computation of Interest. All payments of interest shall be computed on the per annum basis of a year of 360 days, but to the extent such computations of interest might cause the rate of interest to exceed the Maximum Rate, the interest shall be computed on the basis of a year of 365 or 366 days, as applicable.

2.6 Voluntary Prepayments. Borrowers may prepay the unpaid principal of the Note at any time in whole or from time to time in part, without premium or penalty, but with accrued interest to the date of prepayment on the amount so prepaid. Each prepayment of principal of the Note shall be applied to reduce the outstanding principal balance of the Note.

2.7 Joint and Several Liability of Borrowers.

(a) Each of the Borrowers are accepting joint and several liability under this Agreement, the Note, and the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Indebtedness.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Indebtedness (including, without limitation, any Indebtedness arising under this Section 2.7), it being the intention of the parties hereto that all the Indebtedness shall be the joint and several Indebtedness of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Indebtedness as and when due in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, such Indebtedness.

(d) The Indebtedness of each Borrower constitutes the absolute and unconditional, full recourse Indebtedness of such Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, the Note, or any of the other Loan Documents (except for notices required under this Agreement and the other Loan Documents), notice of any action at any time taken or omitted by Lender under or in respect of any of the Indebtedness, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement, the Note, and the other Loan Documents (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Indebtedness, the acceptance of any payment of any of the Indebtedness, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any of the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Indebtedness, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Indebtedness or the addition, substitution or release, in whole or in part, of any Borrower. The Indebtedness of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender. The joint and several liability of the Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, or any other change whatsoever in the name, constitution or place of formation of any of the Borrower or Lender.

(f) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it under this Agreement, the Note or any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Indebtedness or any collateral security therefor until such time as all of the Indebtedness has been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender under this Agreement, the Note or any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Indebtedness arising hereunder or thereunder, to the prior payment in full in cash of the Indebtedness and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all Indebtedness shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Indebtedness. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Indebtedness shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lender for application to the Indebtedness.

(h) In addition to all such rights of indemnity and subrogation as the Borrowers may have under applicable law (but subject to Section 2.7(f)), the Borrowers agree that (i) in the event a payment shall be made by any Borrower under this Agreement, the Note or any of the other Loan Documents, the remaining Borrowers shall indemnify such Borrower for the full amount of such payment and such Borrower shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Borrower shall be sold pursuant to any Loan Document to satisfy in whole or in part a claim of Lender, the remaining Borrowers shall indemnify such Borrower in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(i) Each Borrower (a “Contributing Borrower”) agrees (subject to Section 2.7(f)) that, in the event a payment shall be made by any other Borrower under this Agreement, the Note or any other of the other Loan Documents or assets of any other Borrower shall be sold pursuant to any Loan Document to satisfy a claim, in whole or in part, of Lender and such other Borrower (the “Claiming Borrower”) shall have not been fully indemnified by the other Borrowers as provided in Section 2.7(h), the Contributing Borrowers shall indemnify the Claiming Borrower in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on the date hereof and the denominator shall be the aggregate net worth of all the Borrowers on the date hereof. Any Contributing Borrower making any payment to a Claiming Borrower pursuant to this Section 2.7(i) shall be subrogated to the rights of such Claiming Borrower under Section 2.7(h) to the extent of such payment.

(j) No failure on the part of a Borrower to make the payments required by Section 2.7(h) or 2.7(i) (or any other payments required under applicable law or otherwise) shall in any respect limit the Indebtedness and liabilities of any Borrower with respect to its Indebtedness under this Agreement, the Note and the other Loan Documents, and each Borrower shall remain liable for the full amount of the Indebtedness.

2.8 Clean-Up Period. Borrower will cause the unpaid principal balance of the Note to be reduced to zero for at least a thirty (30) consecutive day period in each calendar year during the term of this Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES. In addition to any other representations or warranties made by Borrowers in any of the other Loan Documents, in order to induce Lender to enter into this Agreement and to make the Loans, Borrowers represent and warrant to Lender (which representations and warranties will survive the delivery of the Note and the making of the Loans) that:

3.1 Organization.

(a) Each Corporate Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business in the State of Texas and in each other jurisdiction wherein the Property owned or the business transacted by it makes such qualification necessary.

(b) Each Partnership Borrower is a limited partnership duly formed and validly existing under the laws of the jurisdiction of its formation and is duly qualified to transact business in the State of Texas and in each other jurisdiction wherein the Property owned or the business transacted by it makes such qualification necessary.

3.2 Power and Authority. Each Borrower has full power and authority to enter into, execute and deliver the Loan Documents to which it is a party, to consummate the transactions contemplated in the Loan Documents to which it is a party, and to incur the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary and proper action.

3.3 Consents. No consent or approval of any public authority or third party, or of any stockholders or partners of Borrowers, as applicable, is required as a condition to the validity of any of the Loan Documents which has not been obtained.

3.4 Binding Obligations. The Loan Documents constitute legal, valid and binding obligations of each Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

3.5 No Legal Bar, Etc. The execution and delivery of the Loan Documents, the performance by each Borrower of its obligations under the Loan Documents to which it is a party, and the consummation of the transactions contemplated by the Loan Documents, do not and will not (a) conflict with any provision of any Law, any Borrower’s Charter Documents, any agreement, judgment, license, order or permit applicable to or binding upon any Borrower or any of its Property, (b) result in the acceleration of any Debt owed by any Borrower, or (c) result in or require the creation of any Lien upon any Property of Borrower. No consent, approval, authorization, or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance of any of the Loan Documents or to consummate any transaction contemplated by the Loan Documents.

3.6 Trade Names, Place of Business. No Borrower has, during the preceding five (5) years, been known by or used any other name. The chief executive office and principal place of business of Borrowers are located at the address of Borrowers set forth above.

3.7 Proceedings. Except as disclosed in public filings by Adams Golf, Inc., there are no actions, suits or proceedings pending or, to the knowledge of Borrowers, threatened against or affecting any Borrower before any court or administrative agency which on the date of this Agreement has, or which if adversely determined against such Borrower could reasonably be expected to have, a Material Adverse Effect on the Borrowers taken as a whole.

3.8 Financial Statements. The financial statements of Borrowers which have been delivered to Lender prior to the date of this Agreement (the “Initial Financial Statements”) have been prepared in accordance with GAAP and present fairly the financial condition and results of the operation of Borrowers as at the dates and for the periods covered. Since [September 30, 2005], no adverse change has occurred in the condition, financial or otherwise, of Borrowers.

3.9 Investments and Guaranties. No Borrower has made investments in, advances to, or guaranties of the Debt of, any Person, except as disclosed in the Initial Financial Statements.

3.10 Debt. No Borrower has any Debt, except as disclosed in the Initial Financial Statements.

3.11 Taxes. All income taxes and other taxes due and payable by each Borrower through the date of this Agreement have been paid prior to becoming delinquent.

3.12 Title. Each Borrower has good and indefeasible title to all its Property, free and clear of any Liens and security interests, except for Permitted Liens.

3.13 No Defaults. No event or condition has occurred and is continuing which constitutes, or with notice or lapse of time (or both) would constitute, an Event of Default under this Agreement or any of the other Loan Documents.

3.14 Use of Proceeds. The proceeds of the Loans will be used solely for (a) working capital and other general corporate purposes and (b) subject to the limitations set forth in Section 5.7 of this Agreement, (i) the repurchase of treasury stock of the Borrowers and (ii) acquisitions to the extent permitted by the terms of Section 5.3.

3.15 Margin Securities. Under no circumstances will any part of the proceeds of the Loans be used directly or indirectly for the purpose, whether immediate, incidental, or ultimate, of purchasing, carrying or trading in any “margin stock” or any “margin securities” (as such terms are defined respectively in Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any margin stock or margin securities. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

3.16 Compliance With Laws. Each Borrower is conducting its business in material compliance with all applicable federal, state, and local Laws, including without limitation those pertaining to environmental matters; none of the operations of Borrowers are the subject of any federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent into the environment; Borrowers have not, and (to the best knowledge of Borrowers) no other Person has, filed any notice under any federal, state or local Law indicating that Borrowers are responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that such waste, substance or constituent has been released, or is improperly stored, upon any Property of Borrowers; and Borrowers do not have any material contingent liability in connection with the release into the environment, or the improper storage, of any waste, substance or constituent.

3.17 Good Consideration. The Loan Documents and the transactions contemplated by the Loan Documents have been or will be executed, delivered and performed in good faith and in exchange for reasonably equivalent value.

3.18 Solvency. Borrowers (a) are not insolvent on the date of this Agreement and will not become insolvent as a result of entering into the Loan Documents, (b) do not intend to incur Debt that will be beyond their ability to pay as such Debt matures. Borrowers’ assets do not constitute unreasonably small capital to carry out their business as conducted and as proposed to be conducted.

3.19 ERISA. Borrowers are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. No Borrower has completely or partially withdrawn from a Multiemployer Plan. The Borrowers have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. No Borrower has incurred any liability to the PBGC under ERISA.

3.20 Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each of the Borrowers are dependent on the successful performance and operation of each other Borrower. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of each of the other Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each Borrower has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lender to Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

3.21 Depository Relationship. To induce the Lender to establish the interest rates provided in the Note, Borrowers will use Lender as its principal depository bank and the Borrowers covenant and agree to maintain Lender as their principal depository bank, including for the maintenance of business, cash management, and operating and administrative deposit accounts.

3.22 Closed/Inactive Subsidiaries.

(a) Adams Golf Foreign Sales Corp., Adams Golf Direct Responses, Ltd., and Adams Golf RAC Corp. have terminated their respective existences, and, as a result, are no longer direct or indirect Subsidiaries or Affiliates of Adams Golf, Inc.

(b) Adams Golf UK, Ltd. and Adams Golf Japan, Inc. (the “Inactive Subsidiaries”) are inactive and do not conduct business, own any assets, or have any Debt.

ARTICLE 4. AFFIRMATIVE COVENANTS AND AGREEMENTS. So long as the Commitment is available to Borrowers and until payment and performance in full of the Note and all other Indebtedness, unless Borrowers receive prior written approval of a deviation therefrom from Lender, Borrowers covenant and agree with Lender that:

4.1 Business and Financial Information. Borrowers will promptly furnish to Lender from time to time such information regarding the business and affairs and financial condition of Borrowers as Lender may reasonably request, and will furnish Lender:

(a) Monthly Financial Statements - as soon as available and in any event within thirty (30) days after the end of each calendar month during the term of this Agreement, the consolidated balance sheet (including, without limitation, a statement of contingent liabilities) of Borrowers as of the close of such calendar month and the consolidated statement of operations, cash flows and shareholders’ equity of Borrowers for such calendar month, setting forth, in each case in comparative form, the figures for the corresponding periods in the previous fiscal year as well as year-to-date figures, all in such detail as Lender may reasonably request and accompanied by a statement of an Authorized Officer certifying that the financial statements fairly present the financial position of Borrowers at the close of such period and the results of their operations for such period;

(b) Annual Financial Statements - as soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrowers during the term of this Agreement, the audited consolidated balance sheet (including, without limitation, a statement of contingent liabilities) of Borrowers as at the end of such fiscal year and the audited consolidated statement of operations, cash flows and shareholders’ equity of Borrowers for such fiscal year, setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and audited by independent certified public accountants of recognized national standing acceptable to Lender and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present the financial condition and results of operations of Borrowers in accordance with GAAP consistently applied;

(c) Filing:

(i) 10-Q quarterly reports within forty-five (45) days of filing and Form 10-K annual reports within one hundred twenty (120) days of filing;

(ii) any other filings made by any Borrower with the United States Securities and Exchange Commission and any successor thereto;

(iii) copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service; and

(iv) any other information that is provided by Adams Golf, Inc. to its shareholders.

(d) Notice of Default - immediately upon becoming aware of the existence of any event or condition which constitutes, or with notice or lapse of time (or both) would constitute, an Event of Default under this Agreement or any of the other Loan Documents, a written notice specifying the nature and period of existence of the default and what action Borrowers are taking or propose to take with respect thereto;

(e) Notice of Claimed Default - immediately upon becoming aware that any Person has given notice or taken any other action with respect to a claimed default under any promissory note, contract, agreement or undertaking to which any Borrower is a party or by which any Property of any Borrower may be bound or subject, a written notice specifying the notice given or action taken by such Person and the nature of the claimed default and what action such Borrower is taking or proposes to take with respect to the claimed default;

(f) Litigation - immediately upon becoming aware of any action, suit, or proceeding pending or threatened against or affecting any Borrower in any court or before any governmental authority, which if adversely determined could have a Material Adverse Effect, a written notice specifying the nature of the action, suit or proceeding and what action such Borrower is taking or proposes to take with respect to the action, suit or proceeding; and

(g) Material Adverse Effect - immediately upon becoming aware of any event, condition or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect, a written notice specifying the nature of the event, condition or circumstance and what action Borrowers are taking or propose to take with respect to the event, condition or circumstance.

4.2 Compliance Certificate. Borrowers will furnish to Lender concurrently with the furnishing of the monthly and annual financial statements pursuant to Section 4.1 of this Agreement, a certificate in the form of certificate attached to this Agreement as Exhibit “B” signed by an Authorized Officer stating:

(a) that a review of the activities of Borrowers has been made under his supervision with a view to determining whether Borrowers have fulfilled all of their obligations under the Loan Documents; and

(b) that Borrowers have fulfilled all of their obligations under the Loan Documents and that all representations made in the Loan Documents continue to be true and correct (or specifying the nature of any change) or if Borrowers shall be in default, specifying any default and the nature and status of the default and showing in detail the computations required by the provisions of Section 4.14 and 4.15 based on the figures which appeared on the books of account of Borrowers at the close of the respective period.

4.3 Taxes; Debts; Etc. Each Borrower will (a) timely file all required tax returns, (b) pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or Property, (c) pay when due, all trade debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business, and (d) pay and discharge when due, all other Debt now or subsequently owed by it, unless the amount or applicability thereof is being contested in good faith by appropriate proceedings diligently conducted, provided adequate reserves for the payment thereof have been established in accordance with GAAP.

4.4 Maintenance of Existence. Each Borrower will maintain its existence, rights and franchises.

4.5 Maintenance of Properties. Each Borrower will maintain its tangible properties, real and personal, in good order and repair at all times.

4.6 Maintenance of Licenses, Etc.. Each Borrower will maintain in full force and effect at all times, and apply in a timely manner for renewal of, all of its licenses, approvals, permits, franchises, patents, copyrights, trademarks, service marks, and trade names necessary for the continuation of the operation of its business.

4.7 Compliance; Environmental Indemnity. Each Borrower will comply with, and conduct its business and affairs in compliance with, all federal, state, and local Laws, rules and governmental requirements, including, without limitation, those pertaining to pollution or other environmental matters and all ERISA requirements and obtain all permits, licenses, and other similar approvals required by all such Laws pertaining to the environment. Borrowers shall indemnify Lender and hold Lender harmless from and against any claim, loss or damage to which Lender is subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any hazardous wastes or substance or toxic substance by Borrowers. This indemnification shall survive the termination of this Agreement and the payment of the Indebtedness.

4.8 Insurance. Borrowers will maintain insurance with responsible insurance companies on such of their Properties, in such amounts and against such risks, as is customarily maintained by similar businesses operating in the same vicinity, specifically to include a policy of fire and extended coverage insurance covering all Property, business interruption insurance and liability insurance, all to be with such companies and in such amounts satisfactory to Lender and to name Lender as loss payee, and evidence of such insurance shall be supplied to Lender.

4.9 Reimbursement of Expenses. If Borrowers fail to pay any taxes, insurance premiums or other amounts they are required to pay under this Agreement, or any of the other Loan Documents, and Lender pays the amounts, upon such payment and demand, Borrowers will immediately reimburse Lender therefor and each amount paid by Lender shall constitute Indebtedness owed under this Agreement, shall be secured by the Loan Documents and shall accrue interest at the Maximum Rate from the date the amount is paid by Lender until the date the amount is repaid to Lender.

4.10 Financial Records; Inspection. Borrowers will maintain a system of accounting satisfactory to Lender and in accordance with GAAP, and permit Lender’s officers or authorized representatives to visit and inspect their books of account and other reports during normal business hours as often as Lender may desire.

4.11 Location of Books and Records. Unless written notice of another location is given to Lender, each Borrower will maintain the location of its books and records at the address of Borrower set forth above.

4.12 Compliance with Agreements. Each Borrower will comply, in all material respects, with all agreements, contracts, and instruments binding on it or affecting its properties or business, the noncompliance with which could have a Material Adverse Effect.

4.13 Further Assurances. The Borrowers will execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

4.14 Cash Flow Leverage Ratio. Borrowers will at all times during the term of this Agreement maintain a Cash Flow Leverage Ratio of not greater than 3.00 to 1.00; provided, after the consummation of an acquisition of a Subsidiary as permitted by the terms of Section 5.3(ii), the EBITDA of such Subsidiary may be included in the computation of the Cash Flow Leverage Ratio in amounts satisfactory to Lender.

4.15 Fixed Charge Coverage Ratio. The Borrowers will at all times during the term of this Agreement maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

4.16 Subsidiaries. Borrowers shall notify Lender in writing of Borrowers’ intention to acquire any Person as permitted in Section 5.3(ii) of this Agreement and upon any such acquisition, Borrowers shall (a) cause such Person if it becomes a Subsidiary to execute and deliver to Lender (i) such agreements and documents as Lender deems necessary for the Subsidiary to be a party to this Agreement and the Note and be jointly and severally liable together with the Borrowers for the payment of the Indebtedness (ii) a security agreement and such other documents and agreements as Lender deems reasonably necessary, in order to grant Lender a perfected first priority security interest in all assets of the Subsidiary.

4.17 Acquisition of Assets by Borrowers. Borrowers shall notify Lender in writing of Borrowers’ intention to acquire any assets as permitted by the terms of Section 5.3(i) of this Agreement, and if such acquisition is consummated and to the extent Lender does not hold a valid perfected first priority security interest or lien in the assets so acquired, Borrowers will execute and deliver to Lender such security agreements, deeds of trust, mortgages, pledges and other instruments by hypothecation as Lender may deem necessary in order to grant Lender a perfected first priority security interest in and/or Lien upon such assets.

ARTICLE 5. NEGATIVE COVENANTS. So long as the Commitment is available to Borrowers and until payment and performance in full of the Note and all other Indebtedness, unless Borrowers receive prior written approval of a deviation therefrom from Lender (which approval will not be unreasonably withheld), Borrowers hereby covenant and agree with Lender that:

5.1 Liens. Borrowers will not grant, suffer or permit Liens on or security interests in any of their respective Properties, except Permitted Liens.

5.2 Loans, Advances. Borrower will not make any loans, advances, capital contributions or investments to or in any Person, except for (a) loans, advances and investments existing on the date of this Agreement which are reflected in the Initial Financial Statements and (b) advances and loans among the Borrowers.

5.3 Mergers, Etc. No Borrower will (a) amend its Charter Documents or otherwise change its name or structure, (b) reactivate any of the Inactive Subsidiaries or permit any of the Inactive Subsidiaries to conduct business, (c) form a subsidiary company, (d) consolidate with or merge into, or acquire any Person, (e) permit any Person to consolidate with or merge into, or acquire it, (f) acquire the Stock of any corporation, or (g) acquire all or substantially all of the assets and business of any Person or any division of any Person; provided, however, subject to the limitations of Section 5.7 of this Agreement the Borrowers may, at any time when no Default exists:

(i) acquire all or substantially all of the assets of any Person provided;

(aa) immediately after the consummation of the transaction and after giving effect thereto, no Default will exist; and

(bb) the Borrowers have complied with the provisions of Section 4.17 of this Agreement and shall have granted Lender perfected first priority security interests in and Liens on the assets and properties so acquired; and

(ii) acquire any Person, provided;

(aa) immediately after the consummation of the transaction and after giving effect thereto, no Default will exist;

(bb) the nature of the business of the Person so acquired is consistent with the current business operations of Borrowers;

(cc) immediately after the consummation of the transaction, and after giving effect thereto, the Person so acquired:

(1) is merged into a Borrower and such Borrower is the surviving and continuing entity; or

(2) becomes a Subsidiary of a Borrower; and

(dd) the Borrowers have complied with the provisions of Section 4.16 of this Agreement.

5.4 Disposition of Assets. No Borrower will sell, lease, assign or otherwise dispose of or transfer any of its Property except (a) Equipment which is worthless or obsolete or which is replaced by Equipment of equal suitability and value, provided the proceeds of the sale or other disposition are delivered to Lender for application to the Indebtedness and (b) inventory which is sold in the ordinary course of business on ordinary trade terms.

5.5 Dividends. During the existence of a Default, no Borrower will declare or pay any dividends or distributions (other than dividends payable in capital stock) on any shares of any class of capital stock, any partnership interests or other securities, or apply any of its Property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock, any partnership interest or other security, or in any way amend its capital structure.

5.6 Nature of Business. No Borrower will change its name, address or the general character of business as conducted on the date of this Agreement, and no Borrower will engage in any type of business not reasonably related to its business as presently and normally conducted.

5.7 Repurchase of Stock and Acquisitions. Borrowers will not permit the consideration paid and to be paid for (a) the repurchase of Stock or other ownership interests of Borrowers and (b) the acquisitions permitted by the terms of Section 5.3, to exceed $10,000,000.00 in the aggregate during the term of this Agreement.

5.8 Capital Expenditures. Borrowers will not enter into any commitment to expend an amount for the acquisition or lease of any Property or asset whether tangible, intangible, fixed or capital including repairs, replacements and/or improvements, which are capitalized under GAAP which exceeds $1,000,000.00 in the aggregate during any fiscal year of Borrowers during the term of this Agreement.

5.9 ERISA Compliance. Borrowers will not adopt a Plan or amend an existing Plan that results in a material increase of benefits. Borrowers will not at any time permit any Plan maintained by them to:

(a) engage in any “prohibited transaction” or “reportable event”, as such terms are defined in ERISA;

(b) incur any accumulated funding deficiency; or

(c) terminate any Plan in a manner which could result in the imposition of Lien on any of its Property.

ARTICLE 6. EVENTS OF DEFAULT AND REMEDIES.

6.1 Events. Any of the following events shall be considered an “Event of Default” as that term is used in this Agreement:

(a) Borrowers default in the payment of any Indebtedness, whether principal or interest or any installment thereof, when due and payable;

(b) any statement, representation or warranty of any Borrower in any of the Loan Documents proves to have been incorrect or incomplete in any material respect when made;

(c) Any Borrower defaults in the due observance or performance of any of the covenants or agreements contained in Section 2.8, 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.9, 4.10, 4.11, 4.12, 4.16 or 4.17 of this Agreement and such default continues unremedied for a period of thirty (30) days after notice of such default is sent by Lender to Borrowers;

(d) Any Borrower defaults in the due observance or performance of any of the covenants or agreements contained in Section 4.4, 4.8, 4.14 or 4.15 in Article 5 of this Agreement or any Borrower defaults in the due observance or performance of any of its covenants or agreements contained in any of the other Loan Documents.

(e) any default or event of default occurs under any Loan Document and the same is not remedied within the applicable period of grace (if any) provided in the Loan Document;

(f) Any Borrower dissolves or terminates its existence or discontinues its usual business or is enjoined, restrained or in any way prevented by court order or order of any governmental authority from conducting all or any material part of its business and such order is not lifted within thirty (30) days;

(g) any involuntary case or other proceeding is commenced against any Borrower which seeks liquidation, reorganization or other relief with respect to it or its debts and liabilities under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or for the winding-up or liquidation of its affairs;

(h) Any Borrower commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts and liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to, or admits in writing its inability to, pay its debts generally as they become due or takes any action to authorize or effect any of the foregoing;

(i) Any Borrower defaults in the payment of principal of or interest on any of its Debt to any Person, the non-payment of which could have a Material Adverse Effect; or

(j) any event, condition or circumstance occurs which has a Material Adverse Effect and Lender has provided Borrowers with written notice of the occurrence of such event, condition, or circumstance.

6.2 Remedies Upon Default.

(a) Acceleration.

(i) Upon the occurrence of any Event of Default described in Section 6.1(f), (g), or (h), the Commitment and all other lending obligations, if any, of Lender under this Agreement shall immediately terminate, and the total unpaid principal amount of the Note together with interest then accrued and unpaid thereon and all other Indebtedness shall become immediately due and payable, all without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other notice of default of any kind, all of which are expressly waived by Borrowers.

(ii) Upon the occurrence and at any time during the continuance of any other Event of Default specified in Section 6.1, Lender may, by written notice to Borrowers, (aa) declare the total unpaid principal amount of the Note together with interest then accrued and unpaid thereon and all other Indebtedness to be immediately due and payable without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other notice of default of any kind, all of which are expressly waived by Borrowers, and/or (bb) terminate the Commitment and other lending obligations, if any, of Lender under this Agreement unless and until Lender shall reinstate the same in writing.

(b) Other Rights. In addition, upon the occurrence of any Event of Default, Lender may, at its election, do any one or more of the following:

(i) reduce any claim to judgment;

(ii) exercise the rights of offset and/or banker’s lien and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of each Borrower against any and all of the Indebtedness, irrespective of whether or not Lender shall have made any demand under this Agreement or the Note and although such Indebtedness may be unmatured;

(iii) foreclose any and all Liens in favor of Lender and/or otherwise realize upon any and all of the rights Lender may have in and to any Collateral, or any part thereof; or

(iv) exercise any and all other rights afforded by any applicable laws, or by the Loan Documents, at law or in equity, or otherwise, including but not limited to, the rights to bring suit or other proceedings before any court of competent jurisdiction, either for specific performance of any covenant or condition contained in the Loan Documents or in aid of the exercise of any right granted to Lender in the Loan Documents, all as Lender shall deem appropriate in its sole discretion.

6.3 No Waiver or Exhaustion. No waiver by Lender of any of its rights or remedies under this Agreement or under any of the Loan Documents shall be considered a waiver of any other or subsequent right or remedy of Lender; no delay or omission in the exercise or enforcement by Lender of any rights or remedies shall ever be construed as a waiver of any right or remedy of Lender; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Lender.

ARTICLE 7. CONDITIONS PRECEDENT.

7.1 Documents and Other Items to be Delivered. Lender has no obligation to make the first Loan unless Lender shall have received all of the following at Lender’s office in Dallas, Texas, all in form, substance and date satisfactory to Lender:

(a) the Note executed by Borrowers;

(b) the following instruments (the “Security Instruments”):

(i) one or more Security Agreements executed by Borrowers granting Lender a valid, first priority security interest in all assets, specified in such Security Agreements whether now owned or subsequently acquired and wherever located and the proceeds and products therefrom; and

(ii) one or more UCC-1 Financing Statements reflecting Borrowers, as Debtor, and Lender, as Secured Party, covering the personal property described in the Security Agreements.

(c) Release of Liens and UCC-3 Termination Statements executed by such Persons as Lender deems necessary to insure Lender’s first priority security interest in and to the Collateral;

(d) search certificates from the Secretaries of States of Delaware and Texas (and, upon request by Lender, such other governmental authorities as may be repositories in any state, county or parish where each Borrower conducts its business or where any Collateral may be located), setting forth all Uniform Commercial Code filings, financing statements, chattel mortgages, assignments and other pledges of personal property and any and all mechanics’ or repairmens’ liens and federal, state and county tax filings against each Borrower, which certificates shall be in form, scope and content satisfactory to Lender and accompanied by copies of the filed financial statements, chattel mortgages and/or assignments and shall confirm that the Collateral is free and clear of all pledges, assignments, security interest and liens other than those in favor of Lender;

(e) each other Closing Document executed by the appropriate Persons;

(f) Borrowers shall have established Lender as its principal depository bank in accordance with Section 3.21 in a manner acceptable to Lender; and

7.2 Additional Conditions Precedent. Lender has no obligation to make any Loan unless the following additional conditions precedent have been satisfied:

(a) all representations and warranties made by Borrowers in the Loan Documents are true on and as of the date of the Loan as if such representations and warranties had been made as of the date of the Loan;

(b) as of the date of the Loan no event or condition exists which constitutes, or with notice or lapse of time (or both) would constitute, an Event of Default under this Agreement;

(c) there has been no event, condition or circumstance which has or could reasonably be expected to have a Material Adverse Effect; and

(d) a duly executed Request for Loan has been provided to Lender.

ARTICLE 8. MISCELLANEOUS.

8.1 Enforceability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and inoperative as to the provision to the extent it is deemed to be unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if the provision may be made enforceable by limitations thereof, then the provision shall be enforceable to the maximum extent permitted by law.

8.2 Performance; Notice. The Loan Documents are performable by Borrowers entirely in the county where Lender’s main office is located. Any notice required to be provided to Borrowers under this Agreement that is mailed postage prepaid to Borrowers c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074 or at the most recent changed address on file with Lender at least ten (10) days before the time of the event to which the notice relates shall be deemed reasonable unless any longer period is required by Law.

8.3 Expenses. Borrowers hereby agree to pay on demand (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution and delivery of the Loan Documents and any and all amendment, modifications, renewals, extensions and supplements to the Loan Documents including, without limitation, the reasonable fees and the expenses of legal counsel for Lender, (b) all costs and expenses of Lender in connection with the enforcement of any of the Loan Documents, including, without limitation, the reasonable fees and the expenses of legal counsel for Lender, (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental authority in respect of any of the Loan Documents, (d) all costs, expenses, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest or Lien contemplated by any of the Loan Documents, and (e) all other costs and expenses incurred by Lender in connection with any Loan Document including, without limitation, all costs, expenses and other charges incurred in connection with obtaining any audit or appraisal in respect of the Collateral.

8.4 Successors and Assigns. The terms of this Agreement shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of Borrowers and Lender. Lender reserves the right to assign the Loan Documents in whole or in part to any person or entity. In the event more than one party executes this Agreement, the obligations of the parties under this Agreement shall be joint and several. Section headings in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be construed to enlarge, limit, or otherwise change the express provision thereof. Pronouns in masculine, feminine, or neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If the Loan Documents are given in renewal and extension of a prior obligation to Lender, all Liens and other security interests granted to secure such prior obligation, if any, are hereby carried over and renewed to secure the Indebtedness.

8.5 Indemnification. BORROWERS SHALL INDEMNIFY LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, OR (C) ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, EXCEPT FOR LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES WHICH ARE CAUSED BY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.6 Applicable Law; Submission To Process. THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THE LOAN DOCUMENTS MAY BE GOVERNED BY THE LAWS OF THE UNITED STATES. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, CHAPTER 346 OF THE TEXAS FINANCE CODE AS AMENDED SHALL NOT BE APPLICABLE TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS. BORROWERS HEREBY IRREVOCABLY SUBMIT THEMSELVES TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF TEXAS AND TO THE VENUE OF DALLAS COUNTY AND AGREE AND CONSENT THAT SERVICE OF PROCESS MAY BE MADE UPON THEM IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW.

8.7 Limitation On Interest. It is expressly stipulated and agreed to be the intent of Borrowers and Lender at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on the Note or the Indebtedness (or applicable United States Federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or Lender’s exercise of the option to accelerate the maturity of the Note, or any prepayment by Borrowers results in Borrowers having paid or Lender having received any interest in excess of that permitted by applicable law, then it is Borrowers’ and Lender’s express intent that all excess amounts theretofore collected by Lender be credited on the principal balance of the Note and all other Indebtedness (or, if the Note and all other Indebtedness have been or would thereby be paid in full, refunded to Borrowers), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrowers and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrowers that interest was received in an amount in excess of the Maximum Rate either refund such excess interest to Borrowers or credit such excess interest against any other Indebtedness then owing by Borrowers to Lender. Borrowers hereby agree that as a condition precedent to any claim seeking usury penalties against Lender, that Borrowers will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against any other indebtedness then owing by Borrowers to Lender. All sums contracted for, charged or received by Lender for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain loan accounts and revolving triparty accounts) apply to the Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code, as amended, of the Revised Civil Statutes of Texas to determine the Maximum Rate payable on the Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in Chapter 303, as amended. To the extent United States Federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States Federal law instead of such Chapter 303, as amended, for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under such Chapter 303 of the Finance Code, as amended, or under other applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect. Borrowers and Lender hereby agree that any and all suits alleging the contracting for, charging or receiving of usurious interest shall lie in Dallas County, Texas, and each irrevocably waive the right to venue in any other county.

8.8 No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE A WRITTEN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.

8.9 Construction. Borrowers and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrowers and Lender.

8.10 Waiver Of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

8.11 Participation. Borrowers hereby acknowledge and agree that Lender has and shall have the right at any time without the consent of or notice to Borrower to grant participations in all or part of the Indebtedness now or hereafter outstanding under this Agreement, the Note, or any of the other Loan Documents and any security interest and/or Liens on the Property of Borrowers now or hereafter granted by Borrowers to Lender as security for the payment and performance of such obligations. Borrowers hereby authorize Lender and each participant of Lender in the case of an Event of Default or demand for payment under this Agreement, to proceed directly by right of setoff, banker’s lien or otherwise against any assets of Borrowers, which may at the time of such Event of Default or demand for payment be in the hands of Lender or any such participant to the full extent of its interest in such obligations.

8.12 No Duty Or Special Relationship. Borrowers acknowledge that Lender has no duty to Borrowers with respect to the loan transactions set forth in the Loan Documents except as expressly provided for in this Agreement and the other Loan Documents, and acknowledge that no fiduciary, trust, or other special relationship exists between Lender and Borrowers.

8.13 Other Remedies Not Required. Borrower may be required to pay the Note in full without the assistance of any other party, or any collateral or security for the Note. Lender shall not be required to mitigate damages, file suit, or take any action to foreclose, proceed against or exhaust any collateral or security in order to enforce payment of the Note.

8.14 Inconsistencies And Conflicts. To the extent any irreconcilable conflicts or inconsistencies exist between the terms of this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern and control.

8.15 Future Advances. No advance under the Note shall constitute a waiver of any of the conditions of Lender’s obligation to make further advances nor, in the event Borrowers are unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be a Default.

8.16 Lender’s Discretion. All matters hereunder that require Lender’s discretion, (including, without limitation, whether Borrowers have satisfied any condition precedent), Lender shall use its sole and reasonable discretion, except as otherwise provided for herein. Further, Lender may in its sole discretion waive any of its rights with respect to a particular Event of Default.

8.17 Business Loans. Borrowers warrant and represent to Lender, and to all other holders of any debt evidenced by the Note, that the loan evidenced by the Note is and shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use.

8.18 Representations and Warranties. All representations and warranties of Borrowers herein, and all covenants and agreements made by Borrowers herein made before the effective date of this Agreement, shall survive such date.

8.19 Binding Effect. All covenants and agreements of Borrowers under this Agreement shall bind the respective successors and assigns of Borrowers and shall inure to the benefit of Lender and its successors and assigns. The rights of Borrowers under this Agreement are not assignable.

8.20 No Waiver. No course of dealing on the part of Lender, or its officers or employees, nor any failure or delay by Lender with respect to exercising any of its rights, remedies, powers or privileges hereunder shall operate as a waiver thereof. No indulgence by Lender, or waiver of compliance with any of the terms, covenants, or provisions of this Agreement or the other Loan Documents, shall be construed as a waiver of Lender’s right to subsequently require strict performance by the Borrowers. The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative and the exercise or partial exercise of any such rights or remedies shall not preclude the exercise of any other rights or remedies.

8.21 Amendment. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

8.22 Severability. In the event any provision contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such provision shall be severed from the applicable Loan Document, and such invalidity, illegality or unenforceability shall not affect any other provision of the applicable Loan Document.

8.23 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that any one counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

8.24 Further Assurances. Borrowers will execute and deliver such further instruments as may be deemed necessary or desirable by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of the Lender in the Collateral.

8.25 Right of Termination. Borrowers shall have the right to terminate this Agreement at any time, provided, that there is no Indebtedness owing at the time of such termination.

8.26 Confirmation. Each Borrower ratifies and confirms that the Security Instruments are and remain in full force and effect in accordance with their respective terms, that the Collateral is unimpaired by this Agreement, and that the Liens, security interests and other security or collateral held by Lender are hereby renewed, extended and carried forward to secure any and all the Indebtedness. Borrowers hereby agree that all applicable limitations periods with respect to the Note, the Security Instruments and the other Loan Documents are renewed and extended effective as of the date of this Agreement. Borrowers further acknowledge and agree that the term “Obligations”, as defined in the Security Agreement, shall include any and all Indebtedness as defined in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS THE EXECUTION HEREOF, as of the 9th day of February, 2006.

LENDER:

BANK OF TEXAS, N.A., a national banking association

By: /S/ JAMES E. SANGSTER
Name: James E. Sangster
Title: Senior Vice President

BORROWERS:

ADAMS GOLF, INC., a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: Chief Financial Officer

ADAMS GOLF HOLDING CORP., a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: Vice President

ADAMS GOLF GP CORP., a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: President

ADAMS GOLF, LTD., a Texas limited partnership

By: Adams Golf GP Corp, a Delaware corporation,
its sole General Partner

         By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: President

ADAMS GOLF IP LP, a Delaware corporation

By: Adams Golf GP Corp, a Delaware corporation,
its sole General Partner

         By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: President

ADAMS GOLF MANAGEMENT CORP., a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: Vice President

EXHIBIT “A”

REQUEST FOR LOAN

Reference is made to that certain Credit Agreement dated as of February __, 2004 (as from time to time amended, the “Agreement”), by and among Adams Golf, Inc., Adams Golf Holding Corp., Adams Golf GP Corp., Adams Golf, Ltd., Adams Golf IP, LP, and Adams Golf Management Corp. (“Borrowers”) and Bank of Texas, N.A. (“Lender”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrowers hereby request Lender to make a Loan in the amount set forth below in Item (4) under the heading “Borrowing Information”.

To induce Lender to make the requested Loan, Borrowers hereby represent, warrant, acknowledge, and agree to and with Lender that:

(a) The officer of Borrowers signing this instrument is the duly elected, qualified and acting officer of Borrowers as indicated below such officer’s signature hereto having all necessary authority to act for Borrowers in making the request herein contained.

(b) All representations and warranties contained in the Agreement and in each of the other Loan Documents are true and correct in all respects on and as of the date hereof with the same force and effect as if made on and as of such date.

(c) All covenants and agreements contained in the Agreement and in each of the other Loan Documents to have been complied with and performed on or prior to the making of the requested Loan have been fully complied with and performed.

(d) No Default or Event of Default has occurred and is continuing or would result from the requested Loan.

(e) All conditions precedent to the advance of the requested Loan set forth in Article 7 of the Agreement have been satisfied.

(f) Since the date of the latest Compliance Certificate delivered to Lender, there has been no material adverse change in the Collateral or in the business, assets, operations, prospects or condition, financial or otherwise, of Borrowers.

IN WITNESS WHEREOF, this instrument is executed as of ____________________.

[BORROWERS]

By: ________________________________________
Printed Name: ________________________________
Title: _______________________________________

EXHIBIT “B”

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement (the “Agreement”) dated as of February __, 2004, made by and between ADAMS GOLF, INC., ADAMS GOLF HOLDING CORP., ADAMS GOLF GP CORP., ADAMS GOLF, LTD., ADAMS GOLF IP, LP, and ADAMS GOLF MANAGEMENT CORP. (“Borrowers”) and BANK OF TEXAS, N.A. (“Lender”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. The undersigned hereby certifies that he is a duly elected, qualified, and acting officer of Borrower, and that:

(aa) a review of the activities of Borrowers has been made under his supervision with a view to determining whether Borrowers have fulfilled all of their obligations under the Agreement and the other Loan Documents;

(bb) Borrowers have fulfilled all of their obligations under the Agreement and the other Loan Documents and all representations and warranties made in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof;

(cc) no Default or Event of Default has occurred and is continuing as of the date hereof;

(dd) Borrowers are in compliance with the terms and conditions of all leases covering property upon which the Collateral is located and all such leases are in full force and effect; and

(ee) attached hereto as Schedule A is a report prepared by the undersigned setting forth information and calculations that demonstrate compliance (or noncompliance) with the covenants set forth in Section 4.14 and 4.15 of the Agreement.

IN WITNESS WHEREOF, this certificate is executed as of _________________.

By: ________________________________
Printed Name: ________________________
Title: _______________________________

SCHEDULE A

Borrower has complied with the covenants contained in Sections 4.14 and 4.15 of the Agreement as detailed below:

(a)	Actual Cash Flow Leverage Ratio	___ to 1.00

	Required Cash Flow Leverage Ratio	3.00 to 1.00

(b)	Actual Fixed Charge	___ to 1.00

Required Fixed Charge1.25 to 1.00

AMENDED AND RESTATED PROMISSORY NOTE

$10,000,000.00	January 23, 2006

FOR VALUE RECEIVED, ADAMS GOLF, INC., a Delaware corporation, ADAMS GOLF HOLDING CORP, a Delaware corporation, ADAMS GOLF GP CORP, a Delaware corporation, ADAMS GOLF, LTD., a Texas limited partnership, ADAMS GOLF IP, LP, a Delaware limited partnership, and ADAMS GOLF MANAGEMENT CORP, a Delaware corporation (whether one or more, “Borrower”), having an address at 2801 E. Plano Parkway, Plano, Texas 75074, hereby promises to pay to the order of BANK OF TEXAS, N.A., a national banking association (together with its successors and assigns and any subsequent holders of this Promissory Note, the “Lender”), as hereinafter provided, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or so much thereof as may be advanced by Lender from time to time hereunder to or for the benefit or account of Borrower, together with interest thereon at the Note Rate (as hereinafter defined), and otherwise in strict accordance with the terms and provisions hereof.

ARTICLE 9.

DEFINITIONS

9.1 Definitions. As used in this Promissory Note, the following terms shall have the following meanings:

Applicable Margin: The Applicable Margin is the percent per annum set forth below, based on Borrower’s Cash Flow Coverage Ratio as set forth in the most recent compliance certificate received by Lender:

Applicable Margin

[Ratio]	For Prime Rate	For LIBOR
Equal to or less than 1.00 to 1.00	-1.00%	1.50%
Greater than 1.00 to 1.00 but less than 1.50 to 1.00	-0.75%	1.75%
Equal to 1.50 to 1.00 but less than 2.00 to 1.00	-0.50%	2.00%
Equal to 2.00 to 1.00 but less than 2.50 to 1.00	-0.25%	2.25%
Equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.0%	2.50%

The Applicable Margin will be determined from Borrower’s most recent compliance certificate (or if no compliance certificate is required, Borrower’s most recent financial statements) received by Lender. The Applicable Margin will be in effect from the first day of the month following receipt of that certificate or financial statement until the first day of the month following receipt of the next compliance certificate or financial statement. Until Lender receives the first certificate or financial statement, the Applicable Margin will be -1.00% for Base Rate loans and 1.50% for LIBOR loans. Thereafter if any compliance certificate or financial statement is not delivered on time, the Applicable Margin from the date such certificate or financial statement was due until Lender receives it will be the highest level set forth above.

Applicable Rate: (i) In the case of a Portion bearing interest based upon the Base Rate, the Base Rate plus the Applicable Margin and (ii) in the case of a Portion bearing interest based upon LIBOR, LIBOR plus the Applicable Margin.

Base Rate: For any day, a rate of interest equal to the Prime Rate for such day.

Borrower: As identified in the introductory paragraph of this Note.

Business Day: A weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein shall mean calendar days.

Change: (i) any change after the date of this Note in the risk-based capital guidelines applicable to Lender or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Note that affects capital adequacy or the amount of capital required or expected to be maintained by Lender or any entity controlling Lender.

Charges: All fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Lender in connection with the transactions relating to this Note and the other Loan Documents, which are treated as interest under applicable law.

Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

Default Interest Rate: A rate per annum equal to the Note Rate plus three percent (3%), but in no event in excess of the Maximum Rate.

Event of Default: As defined in the Loan Agreement.

Funding Indemnification: The amount (which shall be payable on Lender’s written demand notwithstanding any contrary provision in this Note) necessary to promptly compensate Lender for, and hold it harmless from, any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of any Portion bearing interest based upon LIBOR on a day other than the last day of the relevant LIBOR Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower to prepay, borrow, continue or convert a Portion bearing or selected to bear interest based upon LIBOR on the date or in the amount selected by Borrower,

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such portion or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender hereunder, Lender shall be deemed to have funded the Portion based upon LIBOR by a matching deposit or other borrowing in the London inter-bank market for a comparable amount and for a comparable period, whether or not such Portion was in fact so funded.

Lender: As identified in the introductory paragraph of this Note.

LIBOR Banking Day: Any day on which commercial banks in the City of London, England are open for business and dealing in offshore dollars.

LIBOR Determination Date: A day that is three LIBOR Banking Days prior to the beginning of the relevant LIBOR Interest Period.

LIBOR Interest Period: A period of one, two or three months. The first day of the interest period must be a LIBOR Banking Day. The last day of the interest period and the actual number of days during the interest period will be determined by Lender using the practices of the London inter-bank market.

LIBOR: With respect to each LIBOR Interest Period, the rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR) for deposits in United States Dollars that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London, England time, on the related LIBOR Determination Date. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, LIBOR shall be determined by Lender to be the offered rate on such other screen or service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such LIBOR Interest Period) for a term equivalent to such LIBOR Interest Period as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two preceding sentences are not available, LIBOR for the relevant LIBOR Interest Period will be determined by such alternate method or reasonably selected by Lender. LIBOR shall be adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates, marginal emergency, supplemental, special and other reserve percentages, and other regulatory costs.

Loan Agreement: The Amended and Restated Credit Agreement of even date herewith executed by Lender and Borrower.

Loan Documents: As defined in the Loan Agreement.

Maturity Date: January 23, 2009.

Maximum Rate: As defined in the Loan Agreement.

Note: This Promissory Note.

Note Rate: The rate equal to the lesser of (a) the Maximum Rate or (b) the Applicable Rate.

Payment Date: The first day of each and every January, April, July and October during the term of this Note and the last day of each LIBOR Interest Period.

Portion: Any principal amount bearing interest based upon the Base Rate or LIBOR.

Prime Rate: The rate of interest per annum set and published by BOK Financial Corporation on a daily basis from time to time as the BOKF National Prime Rate. The Prime Rate is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be the rate of interest per annum established from time to time by Lender and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Lender, and is set by Lender in its sole discretion. Borrower understands that Lender may make loans based on other rates as well.

Related Indebtedness: Any and all indebtedness paid or payable by Borrower to Lender pursuant to the Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, except such indebtedness which has been paid or is payable by Borrower to Lender under this Note.

Any capitalized term used in this Note and not otherwise defined herein shall have the meaning ascribed to each such term in the Loan Agreement. All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

ARTICLE 10.

PAYMENT TERMS

10.1 Payment of Principal and Interest. All accrued but unpaid interest on the principal balance of this Note outstanding from time to time shall be payable on each Payment Date commencing April 1, 2006. The then outstanding principal balance of this Note and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Loan Documents; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this Note at any time shall be the total amounts advanced hereunder by Lender less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

10.2 Application. Except as expressly provided herein to the contrary, all payments on this Note shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Borrower shall be obligated or Lender shall be entitled pursuant to the provisions of this Note or the other Loan Documents, (ii) the payment of accrued but unpaid interest hereon, and (iii) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists under this Note or under any of the other Loan Documents, then Lender may, at the sole option of Lender, apply any such payments, at any time and from time to time, to any of the items specified in clauses (i), (ii) or (iii) above without regard to the order of priority otherwise specified in this Section 2.2 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

10.3 Payments. All payments under this Note made to Lender shall be made in immediately available funds at 5956 Sherry Lane, Suite 1100, Dallas, Texas 75225 (or at such other place as Lender, in Lender’s sole discretion, may have established by delivery of written notice thereof to Borrower from time to time), without offset, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Lender in full. Payments in immediately available funds received by Lender in the place designated for payment on a Business Day prior to 11:00 a.m. Dallas, Texas time at said place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Lender on a day other than a Business Day or after 11:00 a.m. Dallas, Texas time on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on this Note shall become due and payable on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

10.4 Rate Selection, Etc. Borrower may select, subject to the terms and conditions set forth below, a Note Rate based upon either LIBOR or the Base Rate for the entire principal amount of this Note then outstanding or any Portion thereof. No more than three LIBOR Interest Periods may be outstanding at any time, and each Portion bearing interest based on LIBOR shall be at least $500,000.00. Borrower may designate the Portion to bear interest based upon LIBOR by giving Lender written notice of its selection before 11:00 a.m. (Dallas, Texas time) on the LIBOR Determination Date, which selection shall be irrevocable, for each LIBOR Interest Period. If an Event of Default has occurred and is continuing, the option to select LIBOR as a basis for the Note Rate shall be terminated. No LIBOR Interest Period may extend beyond the Maturity Date. Any Portion for which LIBOR Interest Period is not selected shall bear interest at a Note Rate based upon the Base Rate. The determination by Lender of the Note Rate shall, in the absence of manifest error, be conclusive and binding in all respects. Notwithstanding anything contained herein to the contrary, if (i) at any time, Lender determines (which determination shall be conclusive in the absence of manifest error) that any applicable law or regulation or any change therein or the interpretation or application thereof or compliance therewith by Lender (A) prohibits, restricts or makes impossible the charging of interest based on LIBOR or (B) shall make it unlawful for Lender to make or maintain the indebtedness evidenced by this Note in eurodollars, or (ii) at the time of or prior to the determination of the Note Rate, Lender determines (which determination shall be conclusive in the absence of manifest error) that by reason of circumstances affecting the London interbank market generally, (A) deposits in United States Dollars in the relevant amounts and of the relevant maturity are not available to Lender in the London interbank market, (B) the Note Rate does not adequately and fairly reflect the cost to Lender of making or maintaining the loan, due to changes in administrative costs, fees, tariffs and taxes and other matters outside of Lender’s reasonable control, or (C) adequate and fair means do not or will not exist for determining the Note Rate as set forth in this Note, then Lender shall give Borrower prompt notice thereof, and this Note shall bear interest, and continue to bear interest until Lender determines that the applicable circumstance described in the foregoing clauses (i) (A) or (B) or (ii) (A), (B) or (C) no longer pertains, at the Base Rate plus Applicable Margin.

10.5 Computation Period. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 2.3 hereof.

10.6 Prepayment. Borrower shall have the right to prepay, at any time and from time to time without fee, premium or penalty (except as noted below), all or any Portion of the outstanding principal balance hereof, provided, however, that (a) such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lender under the other Loan Documents on or before the date of prepayment, but which have not been fully paid and (b) any Funding Indemnification.

10.7 Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under this Note or under any of the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

10.8 Partial or Incomplete Payments. Remittances in payment of any part of this Note other than in the required amount in immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default in the payment of this Note.

10.9 Default Interest Rate, etc. For so long as any Event of Default exists under this Note or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue on the outstanding principal balance hereof at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty. If Lender determines that the amount of capital required or expected to be maintained by Lender or any entity controlling Lender, is increased as a result of a Change, then, within fifteen (15) days of demand by Lender, Borrower shall pay to Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that Lender determines is attributable to this Note or the principal amount outstanding hereunder (after taking into account Lender’s policies as to capital adequacy).

ARTICLE 11.

EVENT OF DEFAULT AND REMEDIES

11.1 Event of Default. The occurrence or happening, at any time and from time to time, of any event or condition which constitutes an Event of Default under the Loan Agreement shall immediately constitute an “Event of Default” under this Note.

11.2 Remedies. Upon the occurrence of an Event of Default, Lender shall have the immediate right to exercise any and all rights and remedies afforded Lender under the Loan Documents, at law, or in equity.

ARTICLE 12.

GENERAL PROVISIONS

12.1 No Waiver; Amendment. No failure to accelerate the indebtedness evidenced by this Note by reason of an Event of Default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced by this Note or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted under this Note, under any of the other Loan Documents or by any applicable laws. Borrower hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. The failure to exercise any remedy available to Lender shall not be deemed to be a waiver of any rights or remedies of Lender under this Note or under any of the other Loan Documents, or at law or in equity. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender specifically, unequivocally and expressly agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or modification is sought.

12.2 Waivers. EXCEPT AS SPECIFICALLY PROVIDED IN THE LOAN DOCUMENTS TO THE CONTRARY, BORROWER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NONPAYMENT OR NONPERFORMANCE, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OR ANY OTHER NOTICES OR ANY OTHER ACTION. BORROWER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO THE BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALING, FORBEARANCE, VALUATION, STAY, EXTENSION, REDEMPTION, APPRAISEMENT, EXEMPTION AND HOMESTEAD NOW OR HEREAFTER PROVIDED BY THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA AND OF EACH STATE THEREOF, BOTH AS TO ITSELF AND IN AND TO ALL OF ITS PROPERTY, REAL AND PERSONAL, AGAINST THE ENFORCEMENT AND COLLECTION OF THE OBLIGATIONS EVIDENCED BY THIS NOTE OR BY THE OTHER LOAN DOCUMENTS.

12.3 Interest Provisions.

(a) Savings Clause. This Note is expressly made subject to the provisions of the Loan Agreement which more fully set out the limitations on how interest accrues hereon.

(b) Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Note and/or any other portion of the Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

12.4 Further Assurances and Corrections. From time to time, at the request of Lender, Borrower will (i) promptly correct any defect, error or omission which may be discovered in the contents of this Note or in any other Loan Document or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver, record and/or file (or cause to be executed, acknowledged, delivered, recorded and/or filed) such further documents and instruments (including, without limitation, further deeds of trust, security agreements, financing statements, continuation statements and assignments of rents) and perform such further acts and provide such further assurances as may be necessary, desirable, or proper, in Lender’s opinion, (A) to carry out more effectively the purposes of this Note and the Loan Documents and the transactions contemplated hereunder and thereunder, (B) to confirm the rights created under this Note and the other Loan Documents, (C) to protect and further the validity, priority and enforceability of this Note and the other Loan Documents and the liens and security interests created thereby, and (D) to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents; and (iii) pay all costs in connection with any of the foregoing.

12.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

12.6 Counting of Days. If any time period referenced hereunder ends on a day other than a Business Day, such time period shall be deemed to end on the next succeeding Business Day.

12.7 Relationship of the Parties. Notwithstanding any prior business or personal relationship between Borrower and Lender, or any officer, director or employee of Lender, that may exist or have existed, the relationship between Borrower and Lender is solely that of debtor and creditor, Lender has no fiduciary or other special relationship with Borrower, Borrower and Lender are not partners or joint venturers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

12.8 Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them. The terms “Borrower” and “Lender” as used hereunder shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them.

12.9 Joint and Several Liability. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Borrower under this Note.

12.10 Time is of the Essence. Time is of the essence with respect to all provisions of this Note and the other Loan Documents.

12.11 Headings. The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Articles, Sections, or Subsections or any provisions hereof.

12.12 Controlling Agreement. In the event of any conflict between the provisions of this Note and the Loan Agreement, it is the intent of the parties hereto that the provisions of the Loan Agreement shall control. In the event of any conflict between the provisions of this Note and any of the other Loan Documents (other than the Loan Agreement), it is the intent of the parties hereto that the provisions of this Note shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Note and the other Loan Documents and that this Note and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

12.13 Notices. All notices or other communications required or permitted to be given pursuant to this Note and the other Loan Documents shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee, or (iv) by prepaid telegram, telex, telecopier or facsimile transmission to the addressee. Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth herein; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ prior notice to the other party in the manner set forth herein.

12.14 Costs of Collection. If any holder of this Note retains an attorney-at-law in connection with any Event of Default or at maturity or to collect, enforce, or defend this Note or any part hereof, or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Borrower sues any holder in connection with this Note or any other Loan Document and does not prevail, then Borrower agrees to pay to each such holder, in addition to the principal balance hereof and all interest hereon, all costs and expenses of collection or incurred by such holder or in any such suit or proceeding, including, but not limited to, reasonable attorneys’ fees.

12.15 Gender. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.

12.16 Statement of Unpaid Balance. At any time and from time to time, Borrower will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, stating the unpaid balance of the indebtedness evidenced by this Note and the Related Indebtedness and that there are no offsets or defenses against full payment of the indebtedness evidenced by this Note and the Related Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.

12.17 Entire Agreement. THIS NOTE AND THE OTHER LOAN DOCUMENTS CONTAIN THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND ALL PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATIVE HERETO AND THERETO WHICH ARE NOT CONTAINED HEREIN OR THEREIN ARE SUPERSEDED AND TERMINATED HEREBY, AND THIS NOTE AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

12.18 Amendment and Restatement. This Note is executed, in part, in amendment and restatement and not in novation of that certain promissory note dated April 13, 2005, in the stated principal amount of $5,000,000.00 executed by Borrower and payable to Lender and, in part, to evidence additional Loans to Borrower.

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IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWERS:

ADAMS GOLF, INC., a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: Chief Financial Officer

ADAMS GOLF HOLDING CORP, a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: Vice President

ADAMS GOLF GP CORP, a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: President

ADAMS GOLF, LTD., a Texas limited partnership

By: Adams Golf GP Corp, a Delaware corporation,
its sole General Partner

         By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: President

ADAMS GOLF IP LP, a Delaware corporation

By: Adams Golf GP Corp, a Delaware corporation,
its sole General Partner

         By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: President

ADAMS GOLF MANAGEMENT CORP., a Delaware corporation

By: /S/ ERIC T. LOGAN
Name: Eric Logan
Title: Vice President

Address of Lender for purposes
of notice hereunder:

Bank of Texas, N.A.
5956 Sherry Lane, Suite 1100
Dallas, Texas 75225